Abhijit Dubey joins Roper Technologies Board of Directors

Sarasota, Florida, October 1, 2026 ... Roper Technologies, Inc. (Nasdaq: ROP) announced that Abhijit Dubey has joined the Company's Board of Directors.

Mr. Dubey is Chief Executive Officer and Chief AI Officer of NTT DATA, Inc., a global business and technology services company. He also serves as a Director of NTT DATA Group Corporation, the publicly listed parent company of NTT DATA, Inc. In his current role, Mr. Dubey leads NTT DATA's strategy, growth, and operating performance, as well as the company's enterprise-wide AI strategy and its transformation toward an AI-native operating model.

Prior to his current role, Mr. Dubey served as Chairman and Global Chief Executive Officer of NTT Ltd. Before joining NTT, he spent more than 20 years at McKinsey & Company, including as a Senior Partner, where he was a core leader of the firm's global Technology, Media, and Telecommunications Practice and founded McKinsey's cloud computing practice.

“Abhijit's experience leading a large, global technology organization through an AI-driven transformation makes him a great fit for our Board,” said Neil Hunn, Roper Technologies' President and CEO. “His perspective on enterprise software, AI adoption, and scaling technology businesses globally will be a valuable addition as we continue to grow our portfolio of vertical market software and technology enabled product businesses.”

“Abhijit brings a rare combination of large-scale operating experience with technology and AI leadership to our Board,” said Amy Woods Brinkley, Roper Technologies' Board Chair. “We are confident that his background will support Roper's governance as we continue to execute on our long-term strategy.”

About Roper Technologies

Roper Technologies is a constituent of the Nasdaq 100, S&P 500, and Fortune 500. Roper has a proven, long-term track record of compounding cash flow and shareholder value. The Company operates market leading businesses that design and develop vertical software and technology enabled products for a variety of defensible niche markets. Roper utilizes a disciplined, analytical, and process-driven approach to redeploy its excess capital toward high-quality acquisitions. Additional information about Roper is available on the Company’s website at www.ropertech.com.

Contact information:
Investor Relations
941-556-2601
investor-relations@ropertech.com

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